Exhibit 99.1

CORPORATE GOVERNANCE GUIDELINES

Objectives

It is the objective of these Corporate Governance Guidelines (these “Guidelines”) to provide a framework within which the Board of Directors (the “Board”) and management of RehabCare Group, Inc. (the “Company”) will fulfill their respective responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, and to enhance stockholder value over the long term. The Guidelines are subject to periodic review by the Compensation and Nominating/Corporate Governance Committee of the Board and to modification from time to time by the Board.

The Role of Board and Management

The Company’s business is conducted by its employees, managers and officers under the direction of the Chief Executive Officer (the “CEO”) and the oversight of the Board. All corporate authority resides, ultimately, with the Board as the representative of the stockholders. The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served.

Responsibilities of the Board

While certain authority is delegated by the Board to management, certain other authority and responsibilities belong uniquely and exclusively to the Board and/or its Committees and are not to be delegated. It is the responsibility of the Board or one of its Committees, in its sole discretion, to:

•	Select and evaluate the CEO and approve and appoint other members of the senior executive management team based upon the recommendations of the CEO;

•	Determine the compensation of the CEO and approve the compensation of those members of the senior executive management team who report directly to the CEO;

•	Plan for the succession of the CEO and assist the CEO in succession planning for other senior executives;

•
Oversee and understand the Company’s strategic plans from their inception through their development and execution by management. Once the Board or one of its Committees has reviewed and approved the Company’s strategic plan, the Board will monitor and evaluate management’s implementation. In cooperation with management, the Board or the responsible Committee will review the strategic plans at least annually to determine what changes may be needed;

•
Oversee and understand the Company’s operating plans and budgets as prepared by management. The Board or one of its Committees will regularly monitor management’s performance in terms of achieving these plans and budgets, to determine if adjustments are needed;

•
Provide guidance and, counsel and direction to management during Board and Committee meetings, and be available for less formal consultations with the CEO and other members of the senior executive management team as appropriate;

•	Approve those specific actions required by law to be approved by the Board, as well as such other actions that are required by the Company’s policies or practices to be approved by the Board;

•
Engage, through the Audit Committee, a qualified accounting firm as the Company’s independent registered public accounting firm to audit the Company’s financial statements and to audit and express an opinion on the effectiveness of the Company’s internal control over financial reporting and management’s assessment of such controls, maintain regular communications with that firm with regard to the Company’s financial condition and reporting and take reasonable steps to determine that the Company’s financial statements and reports accurately and fairly present its financial condition, results of operations and cash flows; and

•	Identify, evaluate and nominate candidates for election as members of the Board and oversee the composition, diversity, structure, practices and operations of the Board, including its Committees.

Qualifications of the Board

Core Competencies

The Board brings to the Company a range of experience, knowledge, expertise and judgment. In fulfilling his or her obligations as a Director, each member of the Board is expected to maintain an attitude of constructive skepticism; each is expected to ask incisive, probing questions and should expect honest answers from management; each is expected to form judgments independent of any undue influences; each is expected to act with the highest integrity and to consistently demonstrate a commitment to the Company and its business plans and to increasing stockholder value. In addition, each Director shall be financially literate and shall review relevant materials relating to the Company’s business and take such other actions as are necessary to prepare for meetings of the Board and its Committees.

The Board’s role is complex and its responsibilities vary.  In order to fulfill its obligations, the Board as a whole will possess certain core competencies, with each member contributing particular knowledge, expertise or experience in one or more of the following:

•
Knowledge of Accounting and Finance- Among the most important missions of the Board is to ensure that stockholder value is enhanced through the Company’s performance and is protected by adequate internal financial controls and reporting processes. The Board will possess expertise in financial accounting and financial reporting matters.

•
Sound Business Judgment- Stockholders rely on the Board to make sensible choices and to reach reasonable decisions on their behalf. Members of the Board will have a history of making sound business decisions.

•
Knowledge of Corporate Governance- To ensure the Company is at all times compliant with statutory and regulatory requirements relating to corporate govrnance, the Board will understand and stay current with “best practices” of coporate governance and compliance.

•
Knowledge of Management Trends- To monitor management’s performance, the Board will understand management trends in general. The Board will understand and stay current with general management “best practices” and the application of those practices to the Company’s business.

•
Crisis Response Experience – Business organizations inevitably experience both short and long-term crises. The ability to deal effectively with crises can limit their negative impact upon the organization’s performance. The Board will have the ability and willingness to perform an increased role on behalf of the Company during times of such crisis.

•
Industry Knowledge- Business organizations frequently face new opportunities and challenges unique to their industry. The Board will develop and maintain an appropriate level of relevant, industry specific knowledge.

•
Strategy and Vision- Another key role of the Board is to evaluate the Company’s strategic plans, as well as its operating plans and budgets. The Board will possess the capability to provide insight, guidance and direction to management by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging management to sharpen its business strategy vision.

Independence

It is critical that the Board reflect a substantial degree of independence from management, both in fact and in appearance. Accordingly, while the Board will determine, from time to time, the number of inside Directors that will be permitted, a substantial majority of the Board will remain independent, outside Directors. Under no circumstances will the proportion of inside Directors exceed one third of the entire Board membership. In addition, the Board will operate under the direction of an independent, non-executive Chairman of the Board.

Independence depends not only on the personal, employment and business relationships of each Director, but also upon the Board’s overall relationship with, and attitude towards, management. Providing objective, independent judgment is at the core of the Board’s oversight responsibilities. The Board and each outside Director will reflect this independence. An independent director is a member of the Board who:

•
Is not currently receiving, and has not received, during any twelve month period within the past three years prior to the date of determination, more than $120,000 per year in direct compensation from the Company, other than director and Committee fees and receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service to the Company (provided that such compensation is not contingent in any way on continued service) and has no immediate family member who is receiving or has received such compensation either currently or during any twelve month period within such three year period;

•
Is not, and has not been, for the three years prior to the date of determination, an employee of the Company and has no immediate family member who is or has been, for the three years prior to the date of determination, an executive officer of the Company;

•	Is not, and no immediate family member is, a current partner of a firm that is the Company’s internal or external auditor;

•
Is not a current employee of a firm that is the Company’s internal or external auditor, and no immediate family member of the Director; (i) is a current employee of a firm that is the Company’s internal or external auditor, and (ii) participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•
Was not, within the last three years, and no immediate family member has been, within the last three years, a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time-frame;

•
Is not, and has not been (and has no immediate family member who is or has been), for the three years prior to the date of determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee.

•
Is not an executive officer or an employee (and has no immediate family member who is an executive officer) of another company that presently, or at any time within the three years prior to the date of determination, makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; and

•
The Board has affirmatively determined that no other material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company, either individually or as a partner, stockholder or officer of an organization or entity having such a relationship with the Company, adversely impacts a Director’s independence in connection with the Company.

For the purpose of determining independence, “immediate family member” means such Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home. The Committee may determine a Director to be independent if the disqualifying issue relates to an immediate family member who is no longer an immediate family member as a result of legal separation or divorce or if the relevant immediate family member has died or become incapacitated. References to any company include any parent or subsidiary in a consolidated group with the company.

Members of the audit committee must also satisfy an additional Securities Exchange Commission (“SEC”) independence requirement.  Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation, and they may not be affiliated persons of the Company or any of its subsidiaries.

It  is a responsibility of the Board to regularly assess each Director’s independence and to take appropriate actions in any instance where the requisite independence has been compromised.

Changes in Professional Affiliations

If a Director changes employment or suffers a substantial reduction in his or her role with Director’s current employer; retires from full time employment; or experiences some other significant change in his or her professional affiliation, the Director is expected to promptly report that change to the Board. It is appropriate that the Director also offer for consideration, at that time, his or her resignation from the Board. It is the Board’s responsibility to evaluate the change in that Director’s professional affiliation and to determine whether he or she should continue as a member of the Board. Based upon that determination, the Board will either accept the Director’s resignation or ask the Director to withdraw his or her resignation and remain a Director of the Company.

Other Directorships

Each Director understands that a significant commitment of time is required to be a fully participating and effective member of the Company’s Board. Accordingly, it is expected that no outside Director will serve as a director for more than three other publicly traded corporations while serving as a Director of the Company; provided that in determining whether an exception to this guideline is warranted, the Board will consider whether a Director is otherwise retired from fulltime employment and, thereby, better able to accommodate additional directorships.

Similarly, it is expected that no inside Director will serve as a director for more than two other publicly traded corporations. Other senior executives of the Company are expected to limit their service as a director to not more than one other publicly traded corporation.

Directors and senior executives will notify the Secretary of the Company prior to accepting any other directorship so that a determination regarding conflicts of interest can be made.

The Compensation and Nominating/Corporate Governance Committee shall consider the impact that any Company charitable contributions to organizations in which a Director is affiliated or consulting contracts with Directors (or other indirect forms of Director compensation) may have on a Director’s independence determination.

Compensation of Directors

The Compensation and Nominating/Corporate Governance Committee shall be responsible for recommending to the Board the compensation and benefits for non-employee Directors. Additionally, the non-employee Directors will be eligible to participate in such equity incentive plans, deferred compensation plans and other compensation plans that may, from time to time, be determined by the Board to be appropriate. Our Director compensation program is established with an appropriate balance of short term and long term incentives competitive with other companies of the Company’s size so as to attract and retain top quality Directors and is intended to motivate Directors in a manner consistent with the desire to increase stockholder value.

Composition, Structure and Meetings of the Board

Size

While boards of directors throughout corporate America vary greatly in the number of members, the Company believes strongly that smaller boards are often more cohesive and work more effectively together and with management. While the Board will, from time to time, and in accordance with the Company’s governing documents and applicable law, determine the optimal size of the Board, it is expected that the effectiveness of the Board will be optimized if comprised of not fewer than three and no more than nine members.

Committees

The Board will adhere to a structure that takes full advantage of committees in order to address key issues and activities in more depth than what might otherwise be possible by the entire Board acting as a whole. This structure will include the following standing committees:

•
Audit Committee, to assist the Board in the Board’s oversight of the integrity of: the Company’s financial statements; the Company’s compliance with applicable legal and regulatory requirements with respect to financial reporting; the appointment and termination and the qualifications and independence of the Company’s independent registered public accounting firm; the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function; and the oversight of any anonymous reporting system for the receipt of complaints and other communications;

•
Compensation and Nominating/Corporate Governance Committee, to discharge the responsibilities of the Board relating to compensation of the Company’s executives and Directors; identify individuals qualified to become members of the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders; and develop and recommend a set of corporate governance guidelines for the Company;

•
Compliance Committee, to oversee the implementation and operation of the Company’s ongoing regulatory compliance program, including the enforcement of appropriate disciplinary mechanisms to ensure that all reasonable steps are taken to respond to a regulatory offense and to prevent future offenses of a similar kind; and

•
Quality and Patient Safety Committee, to ensure the Company achieves its commitment in providing the highest quality of health services and differentiating itself as a leader in quality of care; to monitor and improve patient care and ensure that such is safe, timely, effective, equitable and patient centered; and to assist the Board in overseeing and ensuring the quality of clinical care and patient safety provided by the Hospital Division of the Company.

The Board may, from time to time, establish other special committees that it deems necessary or appropriate to address special projects, issues or concerns.

The responsibilities of each of the Audit Committee, the Quality and Patient Safety Committee, the Compliance Committee, and the Compensation and Nominating/Corporate Governance Committee will be defined in a written charter to be prepared by that Committee and approved by the Board. Each of these Committees will annually review its charter and propose to the Board for approval such revisions it deems appropriate.

All standing Committees will be comprised exclusively of outside, independent Directors.  Membership on each Committee will be determined by the full Board based upon nominations or recommendations from the Compensation and Nominating/Corporate Governance Committee. Similarly, upon designating the members of a particular Committee, the Board will appoint the Committee’s Chair.

Each Committee will meet on a regular basis and otherwise as needed in order to effectively fulfill its responsibilities. Each Committee will report to the Board on a regular basis and will keep the Board fully informed of that Committee’s activities, decisions and recommendations.

Meetings

A schedule of regular meetings of the Board will be established prior to the beginning of each year and approved by the Board. Additionally, each of the standing Committees will meet regularly throughout the year and at such other times as are determined by that Committee as necessary to fulfill its responsibilities. Directors are expected to attend all scheduled Board and Committee meetings.

The frequency and length of Board and Committee meetings will depend largely upon the Company’s operations and business activities, but care will be taken to ensure that Board and Committee meetings are sufficiently frequent to allow the Directors to remain current with the Company’s performance and to allow for the timely consideration and approval of the Company’s activities and affairs.

The agenda for each Board and Committee meeting will be determined by the appropriate Chair. Each Director is encouraged to submit suggestions for agenda items and the Chair will consider those suggestions in establishing the agenda for the meeting. Each agenda will be carefully planned but will remain sufficiently flexible to accommodate discussion and action upon unexpected items that may arise.

Each agenda will permit adequate time for the in-depth discussion and debate of significant issues and projects.

In order to adequately fulfill its responsibilities, the Board and each Committee must be provided with accurate and complete information regarding issues, projects, actions and decisions with respect to which it is expected to act. The quality and timeliness of that information affects the ability of the Board and each Committee to perform its oversight function effectively. Management will prepare such information in advance of each Board and Committee meeting, and will provide such information to each Director as far in advance of the meeting as is reasonably possible in order to allow for adequate review and preparation. Directors are expected to review prior to each meeting the information prepared for the meeting that is distributed to them by management.

Before or after each Board and Committee meeting, the outside, independent Directors will be expected to meet separately without the CEO and any other inside Directors or members of management.

Director Retirement and Term Limits

While term limits may help to ensure fresh ideas and viewpoints, they may also force the Company to lose the contribution of Directors who have been able to develop, over a period of time, increasing insight into the business and operations of the Company, and, therefore, provide an increasing contribution to the Board as a whole.  The Board believes that, as an alternative to strict term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines.

Directors will retire at the expiration of the term in which such Director reaches the age of 72. However, the Board may determine that the particular skill or experience of a Director warrants an exception to this policy. Any Director may resign at any time by giving written notice to the Secretary and Chairman of the Board, effective upon or after the receipt of such notice.

Director Access to Management and Independent Advisors

Upon the recommendation of management, or upon the request of the Board, presentations will be scheduled during Board and Committee meetings by members of management and/or by outside consultants and advisors, in order to provide the Board or the Committee, as the case may be, with such additional information as might be considered appropriate with regard to particular issues, projects, actions or decisions. Additionally, Directors will have access to senior members of management to discuss particular matters which the Board or the Committee is considering. Generally, unless there exists a justification not to do so, a Director will inform the CEO in advance of any direct contact by the Director with other members of management.

The Board and its Committees shall have the right at any time to retain independent outside accounting, financial, legal or other advisors, and the Company shall provide appropriate funding, as determined by the Board or any Committee, to compensate such independent outside advisors.

Director Orientation and Continuing Education

To promote Director effectiveness, management will provide new Directors with orientation materials that will include information concerning the policies and procedures of the Board and the operations of the Company and will arrange meetings with key members of management and visits to the Company’s offices and facilities.  Annually, each Director will visit at least one site of the Company’s operations and attend one investor conference with management.  From time to time management will advise, or invite outside experts to advise, the Board on its responsibilities, management’s responsibilities and developments with respect to corporate governance and corporate practices. Directors are required to attend, at the Company’s expense, one continuing education conferences, seminars or programs on topics relevant to public company boards and the directors’ role in such companies as well as other relevant corporate governance issues.

Management Succession

Evaluation of the CEO’s performance and the establishment of a succession plan in the event of his or her retirement or an emergency are critical responsibilities of the Board. The outside, independent Directors will no less often than annually, evaluate the performance of the CEO and promptly communicate the results of those evaluations to the CEO. Additionally, the Board will consult with the CEO in evaluating the performance of, and succession plans for, other senior executives.

Either directly, or through its Compensation and Nominating/Corporate Governance Committee, the Board will identify and periodically update the qualities and characteristics it deems necessary for an effective CEO. With these principles as guidance, the Board or the Committee will monitor and evaluate the development of potential candidates to succeed the CEO.

Performance Evaluation

Either directly or through one or more of its Committees, the Board will develop and maintain an effective mechanism for evaluating, on a continuing basis, the performance of the Board itself, the performance of each Director and the performance of the CEO.

The performance of the full Board should be evaluated at least annually, as should the performance of each of its Committees. The Board will conduct self-evaluations to determine whether it and its Committees are following the procedures necessary to function effectively.

The Board will maintain a process for evaluating whether each Director brings to the Board the skills, the diversity and expertise appropriate for the Company and how all Directors work as a group. Directorships and Committee memberships will not be viewed as permanent and a Director will serve only as long as he or she adds value to the Board. A Director’s ability to continue to contribute will be considered periodically and at least each time he or she stands for re-nomination or re-appointment.

Annual Review

The Nominating/Corporate Governance Committee will, at a minimum, review these Guidelines annually and present to the Board its recommendations regarding any amendments deemed appropriate.

Adoption and Publication

The Compensation and Nominating/Corporate Governance Committee reviewed, discussed, and adopted these Corporate Governance Guidelines on August 3, 2010.

           The Guidelines shall be published on the Company’s Internet website and will otherwise be filed or reported as may be required by applicable law.